Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Announces Common Stock Offering

ARLINGTON, VA, March 7, 2013 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) announced today that it has commenced an underwritten registered public offering of 3,000,000 shares of Class A common stock. The Company also expects to grant the underwriters an option for 30 days to purchase up to an additional 450,000 shares of Class A common stock. Barclays Capital Inc. and Credit Suisse Securities (USA) LLC will serve as joint bookrunning managers for the offering.

The Company expects to use the net proceeds of this offering to acquire certain of the Company’s target assets, including residential mortgage-backed securities (“MBS”) issued by U.S. government agencies or guaranteed as to principal and interest by U.S. government agencies or U.S. government-sponsored entities and MBS issued by private organizations. The Company may also use the net proceeds for general working capital purposes.

The shares of Class A common stock will be offered under the Company’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission. The offering of these shares will be made only by means of a prospectus supplement and accompanying base prospectus, which will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained by contacting Barclays Capital Inc. or Credit Suisse Securities (USA) LLC at the addresses below:

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Barclaysprospectus@broadridge.com

(888) 603-5847

Credit Suisse Securities (USA) LLC

Attention: Prospectus Department

One Madison Avenue, New York, NY 10010

telephone: (800) 221-1037

email: newyork.prospectus@credit-suisse.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered shares or any other securities, nor shall there be any sale of such shares or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Arlington Asset Investment Corp.

Arlington Asset Investment Corp. is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company’s planned offering of common stock and the anticipated use of proceeds. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Due to known and unknown risks, including the risk that the assumptions on which the forward-looking statements are based prove to be inaccurate, actual results may differ materially from expectations or projections. These risks also include those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.